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Tesetaxel Results from Two Clinical Dose-Ranging Trials Presented at ASCO

— Weekly Dosing Schedule Offers Opportunity for “Dose-Dense” Chemotherapy
— Low Incidence of Neuropathy with Extended Therapy
—Potential Activity in Patients with Taxane-Resistant Breast Cancer

BERKELEY HEIGHTS, NJ – June 7, 2010 – Genta Incorporated (OTCBB:  GETA.OB) announced today the presentation of results from two dose-ranging trials of tesetaxel, the Company’s novel oral tubulin inhibitor.  Results showed potential activity in patients with taxane-resistant cancers, along with no evidence of hypersensitivity and a low incidence of nerve damage, both of which are common side effects of standard taxanes.  Tesetaxel — a late Phase 2 oncology product — is the leading oral taxane in clinical development.  The data were presented on Sunday at the 2010 annual meeting of the American Society of Clinical Oncology (ASCO) in Chicago, IL.

In these studies, two dosing schedules were evaluated: a single dose administered once every 3 weeks; and one dose administered once weekly for 3 consecutive weeks, followed by one week off treatment.  Evaluation of the initial schedule was completed with accrual of 27 patients.  A single oral 40 mg dose was established for ongoing and future studies, with incremental escalation depending on individual tolerance.  Accrual to the weekly schedule is ongoing, and final determination of a maximally tolerable weekly dose is pending.  Pharmacokinetic studies have not shown significant drug accumulation on either dosing schedule. As in prior studies, neutropenia was the dose-limiting adverse event.  No hypersensitivity reactions were observed.

These trials were also the first studies to evaluate tesetaxel in patients who had progressed on other taxane-containing regimens.  Tesetaxel was previously tested in women with 2nd and 3rd-line breast cancer (see below), and the drug showed clinical activity in patients who had not previously received a taxane.  In the current trial, 8 patients with advanced breast cancer were treated with tesetaxel after progression on a median of 5 prior chemotherapy regimens.  Seven of the 8 patients had progressed after receiving either 1 or 2 taxane-containing regimens.  Four patients (50%), 3 of whom had progressed on docetaxel or paclitaxel, achieved and are currently maintaining prolonged stable disease while receiving oral tesetaxel (range, 9+ to 18+ treatment cycles).  Other diseases associated with extended stable disease included one patient each with melanoma (12 cycles), nasopharyngeal cancer (10 cycles), and non small cell lung cancer (10 cycles).  Despite this extended therapy, no clinically significant neuropathy (nerve damage) has been observed on either schedule.

“Taxanes have been effectively used in “dose-dense” chemotherapy programs, and these schedules appear to be compellingly superior in women with advanced breast cancer”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “Our prior Phase 2a study in patients with 2nd-and 3rd-line breast cancer yielded a 38% major objective response rate.  The new clinical results suggest confirmation of preclinical data that tesetaxel can overcome standard mechanisms of clinically acquired resistance to standard taxanes.  The lack of hypersensitivity reactions and significant nerve damage — coupled with dosing flexibility, elimination of requirements for premedications, and a high level of patient convenience – offer important advantages for tesetaxel that we are exploring in ongoing clinical trials.”

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Tesetaxel is a novel taxane that is administered by mouth as a capsule.  The drug was developed with a goal of maintaining the high antitumor activity while eliminating hypersensitivity reactions, reducing neuropathy, and increasing patient convenience.  The oral route also enables the development of novel schedules that may expand dosing options when tesetaxel is combined with other anticancer drugs (such as “all oral” chemotherapy programs).  Tesetaxel has demonstrated high activity against cell lines that were resistant to paclitaxel and docetaxel.

As a late Phase 2 oncology product, tesetaxel has demonstrated anticancer activity in its initial clinical trials, and the drug has not been associated with the severe infusion reactions that are linked with other taxanes.  Moreover, unlike other oral taxanes in development, nerve damage has not been a prominent side effect of tesetaxel.  Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

Tesetaxel in Advanced Breast Cancer

A Phase 2a, open-label, single arm, multi-center study evaluated the efficacy and safety of tesetaxel in 2 patient cohorts who received doses of 27 mg/m2 or 35 mg/m2 administered once every 3 weeks.  All patients had previously been treated and had progressed on chemotherapy regimens that had included an anthracycline as standard therapy.  Thirty-four patients were enrolled in this trial, and 32 were evaluable for response.  Thirteen patients (38%) achieved a partial response (overall response rate = 38%) and 11 patients had stable disease for a disease control rate of 75%.  Neutropenia was the dose-limiting adverse effect.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense® is being developed as an agent that may enhance the effectiveness of anticancer therapy.  The Company is currently collecting long-term followup data on durable response and overall survival from the recently completed randomized Phase 3 study of Genasense® in patients with advanced melanoma (the AGENDA trial).  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta has initiated a broad clinical program to evaluate the safety and efficacy of tesetaxel in patients with solid tumors.  In the U.S., Genta is exclusively marketing Ganite® (gallium nitrate injection), which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
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•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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